Exhibit 99.1

1600 West Merit Parkway • South Jordan, UT  84095

Telephone:  801-253-1600 • Fax:  801-253-1688

PRESSRELEASE

FOR IMMEDIATE RELEASE

Date:	February 5, 2009
Contact:	Anne-Marie Wright, Vice President, Corporate Communications
Phone:	(801) 208-4167 e-mail: awright@merit.com Fax: (801) 253-1688

MERIT MEDICAL REPORTS RECORD SALES AND EARNINGS

FOR THE YEAR ENDED DECEMBER 31, 2008

SOUTH JORDAN, UTAH— Merit Medical Systems, Inc. (NASDAQ: MMSI), a manufacturer and marketer of proprietary disposable devices used primarily in cardiology and radiology procedures, today announced record revenues of $227.1 million for the year ended December 31, 2008, an increase of 9% over revenues of $207.8 million for the year ended December 31, 2007.

Earnings for the year ended December 31, 2008 were a record $20.7 million, up 33% compared to $15.6 million for the year ended December 31, 2007.  Earnings per share for the year 2008 were $0.73, up from $0.55 per share for the year 2007.

Gross margins improved to 41.1% of sales for the year ended December 31, 2008, compared to 38.4% of sales for the year ended December 31, 2007, an improvement of 270 basis points.

“Merit’s performance for 2008 exceeded our original estimates for the year and are a reflection of the efforts of many employees during a difficult economic environment,” said Fred P. Lampropoulos, Merit’s Chairman and Chief Executive Officer.  “The volatile prices of commodities we have experienced during the past year were overcome by our focus on efficiency, new product introductions and productivity.”

Revenues for the quarter ended December 31, 2008 were $58.0 million, compared with revenues of $54.3 million for the quarter ended December 31, 2007, an increase of 7%.

Earnings for the quarter ended December 31, 2008 were $5.4 million, up 14% compared to $4.7 million for the quarter ended December 31, 2007.  Earnings per share for the fourth quarter of

2008 were $0.19, up from $0.17 per share for the fourth quarter of 2007.  Earnings for the fourth quarter of 2008 were negatively impacted by an increase in income tax expense of $356,000 for losses in life insurance investments related to Merit’s deferred compensation plan which are not deductible for income tax reporting purposes.

Gross margins for the fourth quarter of 2008 were 40.5% of sales, up from 39.8% of sales for the fourth quarter of 2007.

Sales in each of Merit’s product categories grew for the year ended December 31, 2008, compared to the year ended December 31, 2007, as catheter sales rose 20%; custom kit and tray sales rose 11%; stand-alone device sales increased 9%; and inflation device sales grew 4%.

For the fourth quarter of 2008, compared to the fourth quarter of 2007, catheter sales rose 23%; custom kit and tray sales grew 15%; stand-alone device sales increased 4%; and inflation device sales decreased 4%.

Sales during the fourth quarter of 2008 were affected by deliveries of inflation devices to an OEM customer, foreign exchange rates, and the recovery process of Merit’s facility in Angleton, Texas, which was damaged by Hurricane Ike.

Selling, general and administrative expenses were 22.2% and 23.4% of sales for the fourth quarter and year ended December 31, 2008, respectively, compared with 23.1% and 23.2% of sales for the comparable periods of 2007, respectively.

Research and development costs were 4.1% and 4.0% of sales for the fourth quarter and year ended December 31, 2008, respectively, compared to 3.9% and 4.2% of sales for the comparable periods of 2007, respectively.

Merit’s effective tax rates for the fourth quarter and calendar year 2008 were 36.9% and 34.9%, respectively, compared to 33.5% and 33.4% for the same periods of 2007, respectively.

Merit earned $28.3 million in cash from operations for the year ended December 31, 2008, compared to $32.1 million for the year ended December 31, 2007.  Merit’s cash position increased to $34.3 million on December 31, 2008, compared to $17.6 million on December 31, 2007.

During the quarter ended December 31, 2008, Merit received 510(k) clearance from the Food and Drug Administration for its new Maestro™ microcatheters, and the Miser™, a newly designed contrast management system.

The financial information presented in this release has not been audited and is subject to adjustment as Merit completes the procedures associated with the audit of its financial statements for the year ended December 31, 2008.  Merit does not anticipate those adjustments, if any, to be material.

INCOME STATEMENT

(Unaudited, in thousands except per share data)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2008	2007	2008	2007

SALES	$57,996	$54,343	$227,143	$207,768

COST OF SALES	34,503	32,729	133,872	127,977

GROSS PROFIT	23,493	21,614	93,271	79,791

OPERATING EXPENSES
Selling, general and administrative	12,887	12,553	53,127	48,133
Research and development	2,404	2,127	9,160	8,688
Total	15,291	14,680	62,287	56,821

INCOME FROM OPERATIONS	8,202	6,934	30,984	22,970

OTHER INCOME
Interest income	286	145	781	393
Other income	55	34	80	36
Total Other income - net	341	179	861	429

INCOME BEFORE INCOME TAX EXPENSE	8,543	7,113	31,845	23,399

INCOME TAX EXPENSE	3,151	2,385	11,118	7,811

NET INCOME	$5,392	$4,728	$20,727	$15,588

EARNINGS PER SHARE-
Basic	$0.19	$0.17	$0.75	$0.57

Diluted	$0.19	$0.17	$0.73	$0.55

AVERAGE COMMON SHARES-
Basic	28,069,589	27,340,755	27,769,479	27,424,686

Diluted	28,750,369	28,037,986	28,549,825	28,204,235

BALANCE SHEET

(Unaudited in thousands)

	December 31,	December 31,
	2008	2007
ASSETS
Current Assets
Cash and cash equivalents	$34,304	$17,574
Trade receivables, net	27,749	26,619
Employee receivables	126	144
Other receivables	818	1,140
Inventories	38,358	34,106
Prepaid expenses and other assets	985	1,297
Deferred income tax assets	2,782	811
Income tax refunds receivable	607	297
Total Current Assets	105,729	81,988

Property and equipment, net	103,939	99,696
Other intangibles, net	6,963	6,163
Goodwill	12,998	9,527
Other assets	2,051	2,964
Deferred income tax assets	23	4
Deposits	73	78
Total Assets	$231,776	$200,420

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities
Trade payables	10,622	10,275
Accrued expenses	9,973	9,492
Advances from employees	366	267
Liabilities related to unrecognized tax positions		1,023
Income taxes payable	211	737
Total Current Liabilities	21,172	21,794

Deferred income tax liabilities	8,771	6,082
Liabilities related to unrecognized tax positions	2,818	2,588
Deferred compensation payable	2,348	3,063
Deferred credits	1,994	2,105
Other long-term obligations	368	420
Total Liabilities	37,471	36,052

Stockholders’ Equity
Common stock	61,689	52,477
Retained earnings	132,674	111,947
Accumulated other comprehensive loss	(58)	(56)
Total stockholders’ equity	194,305	164,368

Total Liabilities and Stockholders’ Equity	$231,776	$200,420

CONFERENCE CALL

Merit invites all interested parties to participate in its fourth quarter and year-end conference call today, February 5, 2009, at 5:00 p.m. Eastern (4:00 p.m. Central, 3:00 p.m. Mountain, and 2:00 p.m. Pacific).  The domestic phone number is 800-366-7449, and the international number is 303-262-2140.  A live webcast as well as a rebroadcast can be accessed through the Investors page at www.merit.com or through the webcasts tab at www.fulldisclosure.com.

ABOUT MERIT

Founded in 1987, Merit Medical Systems, Inc. is engaged in the development, manufacture and distribution of proprietary disposable medical devices used in interventional and diagnostic procedures, particularly in cardiology and radiology.  Merit serves client hospitals worldwide with a domestic and international sales force totaling approximately 100 individuals.  Merit employs approximately 1,650 people worldwide, with facilities in Salt Lake City and South Jordan, Utah; Angleton, Texas; Richmond, Virginia; Maastricht and Venlo, The Netherlands; and Galway, Ireland.

Statements contained in this release, which are not purely historical, are forward-looking statements within the meaning of the Private Securities Litigation Act of 1995 and are subject to risks and uncertainties such as those described in Merit’s Annual Report on Form 10-K for the year ended December 31, 2007. Such risks and uncertainties include infringement of Merit’s technology or the assertion that Merit’s technology infringes the rights of other parties; product recalls and product liability claims; downturn of the national economy and its affect on Merit’s revenues, collections and supplier relations; termination of supplier relationships, or failure of suppliers to perform; inability to successfully manage growth through acquisitions; delays in obtaining regulatory approvals, or the failure to maintain such approvals; concentration of Merit’s revenues among a few products and procedures; development of new products and technology that could render Merit’s products obsolete; market acceptance of new products; introduction of products in a timely fashion; price and product competition; availability of labor and materials; cost increases; and fluctuations in and obsolescence of inventory; volatility of the market price of Merit’s common stock; foreign currency fluctuations; changes in key personnel; work stoppage or transportation risks; modification or limitation of governmental or private insurance reimbursement; changes in health care markets related to health care reform initiatives; and other factors referred to in Merit’s Annual Report on Form 10-K for the year ended December 31, 2007, and other reports filed with the Securities and Exchange Commission. All subsequent forward-looking statements attributable to Merit or persons acting on its behalf are expressly qualified in their entirety by these cautionary statements. Actual results will differ, and may differ materially, from anticipated results. Financial estimates are subject to change and are not intended to be relied upon as predictions of future operating results, and Merit assumes no obligation to update or disclose revisions to those estimates.

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